                                   Exhibit 12



                      RATIO OF EARNINGS TO FIXED CHARGES*


                                                                              Fiscal Year
                                                          1995          1996           1997           1998           1999
                                                      -----------   -----------    -----------    -----------    -----------
                                                                              (dollars in thousands)
Income before income taxes
     and extraordinary items                          $   (25,443)  $   (16,778)   $    11,986    $     4,939    $   (22,458)
Fixed charges:
     Interest expense                                      16,599        14,843         13,893         12,249         12,408
Amortization of debt expense                                  575           582            606            510            502
                                                      -----------   -----------    -----------    -----------    -----------
     Total fixed charges                              $    17,174   $    15,425    $    14,499    $    12,759    $    12,910
                                                      ===========   ===========    ===========    ===========    ===========
Income before income taxes, extraordinary
     items and fixed charges                          $    (8,269)  $    (1,353)   $    26,485    $    17,698    $    (9,548)
                                                      ===========   ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges                        (0.48)x       (0.09)x          1.83x          1.39x        (0.74)x
                                                      ===========   ===========    ===========    ===========    ===========


*For purposes of calculation of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expenses and the estimated interest component of rent expense.